Exhibit 99.1

[Kinder Morgan, Inc. Logo]
Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN, INC. REPORTS RECORD
SECOND QUARTER NET INCOME; EPS UP 11 PERCENT

     HOUSTON, July 21, 2004 - Kinder Morgan, Inc. (NYSE: KMI) today reported record second quarter net income of $104.4 million, or $0.84 diluted earnings per share, compared to $94.2 million, or $0.76 per share, for the comparable period in 2003. This represents an 11 percent increase in earnings per share. For the first six months of the year, net income was $231.4 million, or $1.85 diluted earnings per share, compared to $205.3 million, or $1.66 per share, through the second quarter of 2003.
     Chairman and CEO Richard D. Kinder said, "We are delighted with KMI's second quarter results, which were driven by our ownership of the general partner of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and another strong performance by Natural Gas Pipeline Company of America. KMI generated more than $288 million of cash flow during the first six months of the year, consistent with our full-year forecast of approximately $578 million." (Cash flow is defined as pre-tax income before DD&A, less cash paid for income taxes and sustaining capital expenditures.)
     Kinder noted this month marks the five-year anniversary of the announcement of the company's merger with KN Energy, and KMI's financial performance has been stellar over that period. Diluted earnings per share at KMI has grown from income of $0.74 before discontinued operations and certain other gains and losses (a loss of $3.24 in net income - see the reconciliation following) for 1999 to a projected $3.71 for 2004, and cash flow has increased from about $167 million for 1999 to a projected $578 million for 2004.

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     "Including this year's estimate, we expect to return over $2 billion to investors from 2000 through year end via dividends (approximately $500 million), stock repurchases (approximately $500 million) and debt reduction (approximately $1 billion)," Kinder explained. "Moving forward, we remain committed to returning cash to our shareholders in an economic and tax-efficient manner, while at the same time maintaining a strong balance sheet and investing in energy infrastructure."
     KMI's total debt-to-capital ratio improved to less than 42 percent at the end of the second quarter, as KMI paid down approximately $60 million of debt through June 30, ahead of the $100 million it budgeted for debt reduction this year. Last quarter, KMI announced it was expanding its common stock repurchase program, and the company spent approximately $39 million repurchasing shares during the first two quarters, compared to its budgeted target of $60 million for the full year.
     KMI declared a quarterly dividend of $0.5625 per share ($2.25 annualized), payable on Aug. 13, 2004, to shareholders of record as of July 30, 2004. This compares to a dividend of $0.40 per share ($1.60 annualized) declared in July 2003 and a dividend of $0.05 per share ($0.20 annualized) declared in November 1999 following completion of the KN Energy transaction.

Overview of Business Segments
     KMI's interest in KMP contributed $114.5 million of pre-tax earnings to KMI in the second quarter, up 17 percent over $97.8 million in the same period last year and on target to meet its published annual budget of 16 percent growth. KMI will receive $122 million in total distributions from its investment in KMP for the quarter, up from $103.9 million for the second quarter of 2003. "KMP's cash flow continued to increase in the second quarter primarily due to strong internal growth and modest contributions from acquisitions," Kinder said. As KMP's cash flow grows, KMI's general partner share of that cash flow grows as well, up to 50 percent of incremental cash flow.

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     Natural Gas Pipeline Company of America (NGPL) reported second quarter segment earnings of $93.4 million, an 11 percent increase over $84.3 million for the same period last year and on target to meet its published annual budget of 3 percent growth. NGPL had a strong second quarter led by a 5 percent increase in transportation and storage revenues compared to the second quarter of 2003. "NGPL continues to benefit from successful contract negotiations, as 96 percent of the firm, long-haul transportation capacity is sold out through year end," Kinder said. Storage is fully contracted until April 2005. Throughput volumes were up slightly, led by volumes delivered on the Louisiana Line and injections into storage, offset by milder weather in the market area. Throughput has only modest impact on earnings, however, because the vast majority of firm transportation and storage revenues come from demand charges secured by contracts that customers pay regardless of the amount of natural gas they ship through the pipeline.
     TransColorado reported segment earnings of $5.4 million for the second quarter, slightly ahead of $5.3 million for the comparable period a year ago, and expects to meet its published annual budget of 13 percent growth. Transport volumes were up about 9 percent and natural gas supply development on the Western Slope of Colorado adjacent to TransColorado is accelerating. "TransColorado has become a solidly performing asset, and we have entered into long-term, fixed price contracts for most of its transport capacity," Kinder said. A $33 million expansion project that will increase transportation capacity to 425,000 dekatherms per day from 300,000 dekatherms per day is on schedule to be placed into service in August.
     Second quarter segment earnings for Retail were nearly $5 million, down from $6.3 million compared to the same period last year. The decline is primarily attributable to lower Choice Gas results, consistent with budget expectations. "Retail has generated more earnings in the first six months this year than it did in the first two quarters last year and remains on target to meet its published annual budget of 5 percent growth," Kinder said. Volumes were up slightly, driven by meter growth in Colorado. In the second quarter, KMI placed its $20 million, 58-mile natural gas pipeline between Montrose and

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Ouray, Colo., into service. Retail expects to add about 3,000 Western Slope customers via the pipeline over the next five years.
     Power generated second quarter segment earnings of $3.9 million, down from $10.8 million for the comparable quarter last year in which the company booked about $6.8 million in power development fees for the Jackson, Mich., power plant. The segment, which is expected to produce only 1 percent of KMI's total segment earnings in 2004, is on target to meet its published annual budget of $13.5 million.

Outlook
     In January, KMI published its annual budget for earnings per diluted share of $3.71 for 2004, and the company expects to meet or exceed that target. The expectations are based on contributions from assets currently owned by Kinder Morgan and do not include any benefits from unidentified acquisitions. KMI's annual budget is posted on the company's web site at www.kindermorgan.com.
     Kinder Morgan, Inc. is one of the largest energy transportation and storage companies in America, operating more than 35,000 miles of natural gas and products pipelines and almost 100 terminals. Kinder Morgan, Inc. owns the general partner interest of Kinder Morgan Energy Partners, L.P., the largest publicly traded pipeline limited partnership in the U.S. in terms of market capitalization. Combined, the two companies have an enterprise value of approximately $23 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join us at 4:30 p.m. Eastern Time on Wednesday, July 21, at www.kindermorgan.com for a LIVE webcast conference call on the company's second quarter earnings.

     In this release and as discussed following, we present a measure of earnings that differs from earnings measures prepared under Generally Accepted Accounting Principles (GAAP). We believe that this measure, which we have described as "diluted earnings per share before discontinued operations and certain other gains and losses", is most closely comparable to the GAAP measure "Diluted Earnings per Share from Continuing Operations." For 1999, we arrived at this earnings measure by beginning

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with a net loss of $259.9 million ($3.24 per diluted share) and removing the impact of a loss from discontinued operations of $395.3 million and income tax expense of $79.2 million to arrive at "Income from Continuing Operations Before Income Taxes" of $214.6 million as prepared and presented in accordance with GAAP. We then made adjustments to remove the impact of the following significant items: (1) a pre-tax gain of $127.0 million from sales of assets to Kinder Morgan Energy Partners, L.P., (2) pre-tax gains of $31.1 million from other asset sales, principally offshore natural gas pipeline and gathering assets and (3) a pre-tax loss of $37.4 million from merger-related and severance costs associated with the KN Energy/Kinder Morgan, Inc. merger. This adjusted pre-tax income from continuing operations of $93.9 million is reduced for income taxes of $34.6 million (utilizing the consolidated effective tax rate) to arrive at adjusted earnings of $59.3 million, or $0.74 per share (after division by the weighted average shares outstanding during 1999). We believe that, because of the significant impact of these items and the resulting distortion of the trend in earnings, this revised measure is more useful in comparing our current level of earnings to earnings at the time the current management team assumed responsibility for the combined KN Energy/Kinder Morgan, Inc. assets and operations.

     In this release, we also present a measure of cash flow that differs from cash flow measures prepared under GAAP. In this release, we have defined cash flow to be pre-tax income before depletion, depreciation and amortization (DD&A), less cash paid for income taxes and less sustaining capital expenditures. In each case, the amounts included in the calculation of these measures are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not a defined term under GAAP. Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity of the asset. We routinely calculate and communicate this measure to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that this measure is useful to investors because it provides investors with a quick, simple and reasonable estimate of our cash flow available for expansion projects, debt repayment, dividends and share repurchases.

We believe the most directly comparable cash flow measure computed under GAAP is "cash flow provided by operating activities." This GAAP measure differs from the cash flow measure used in this release in that (1) it is not reduced for sustaining capital expenditures, and (2) it is affected by a number of items that are not taken into account in the cash flow measure used in this release, including (i) adjustments for equity in earnings, (ii) distributions from equity investments, (iii) minority interests in income of consolidated subsidiaries, (iv) deferred purchased gas costs, (v) changes in gas in underground storage, (vi) changes in other working capital items, (vii) net gains or losses on sales of facilities, (viii) proceeds from termination of interest rate swaps, and (ix) other, net. We have attached a reconciliation of cash flow to preliminary cash provided from operations for actual reported results. Cash flow should be considered in

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conjunction with cash provided from operations, as defined by GAAP.

     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

KINDER MORGAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating Revenues:
Natural Gas Transportation and Storage	$ 171,946	$ 162,974	$ 370,739	$ 345,827
Natural Gas Sales	42,941	70,490	180,043	193,489
Other	21,980	18,401	38,671	31,417
Total Operating Revenues	236,867	251,865	589,453	570,733

Operating Costs and Expenses:
Gas Purchases and Other Costs of Sales	52,210	79,852	185,681	192,807
Operations and Maintenance	37,934	31,549	74,128	61,450
General and Administrative	19,879	18,786	42,167	35,194
Depreciation and Amortization	29,707	29,047	59,188	58,672
Taxes, Other Than Income Taxes	8,451	7,383	16,832	14,557
Total Operating Costs and Expenses	148,181	166,617	377,996	362,680

Operating Income	88,686	85,248	211,457	208,053

Other Income and (Expenses):
Equity in Earnings of Kinder Morgan Energy Partners	132,802	113,732	261,569	225,227
Equity in Earnings of Other Equity Investments	2,695	2,719	5,502	5,202
Interest Expense, Net	(32,361)	(31,314)	(64,795)	(71,288)
Interest Expense - Deferrable Interest Debentures[1]	(5,478)	-	(10,956)	-
Minority Interests[1]	(15,089)	(15,476)	(24,397)	(31,397)
Other, Net	762	(874)	1,521	122
Total Other Income and (Expenses)	83,331	68,787	168,444	127,866

Income Before Income Taxes	172,017	154,035	379,901	335,919
Income Taxes	67,627	59,841	148,469	130,655
Net Income	$ 104,390	$ 94,194	$ 231,432	$ 205,264
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Basic Earnings Per Common Share	$ 0.84	$ 0.77	$ 1.87	$ 1.68
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Number of Shares Used in Computing Basic
Earnings Per Common Share	123,882	122,218	123,799	122,048
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Diluted Earnings Per Common Share	$ 0.84	$ 0.76	$ 1.85	$ 1.66
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Number of Shares Used in Computing Diluted
Earnings Per Common Share	124,955	123,474	124,942	123,285
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Dividends Per Common Share	$ 0.5625	$ 0.1500	$ 1.1250	$ 0.3000
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[1]

Due to our adoption of a recently issued accounting standard, the expense associated with our Deferrable Interest Debentures is recorded as interest expense for the three months and six months ended June 30, 2004. For the three months and six months ended June 30, 2003, the corresponding expense of $5,478 and $10,956, respectively, was included in "Minority Interests."

KINDER MORGAN, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Equity in Earnings of Kinder Morgan Energy Partners	$ 132,802	$ 113,732	$ 261,569	$ 225,227
Segment Earnings:[1]
NGPL	93,427	84,335	200,173	184,411
TransColorado	5,384	5,297	11,011	12,557
Retail	4,971	6,331	38,652	37,790
Power	3,908	10,778	7,631	13,698
	240,492	220,473	519,036	473,683
General and Administrative Expenses	(19,879)	(18,786)	(42,167)	(35,194)
Interest Expense, Net	(32,361)	(31,314)	(64,795)	(71,288)
Interest Expense - Deferrable Interest Debentures[2]	(5,478)	-	(10,956)	-
Other[2]	(10,757)	(16,338)	(21,217)	(31,282)

Income Before Income Taxes	172,017	154,035	379,901	335,919
Income Taxes	67,627	59,841	148,469	130,655

Net Income	$ 104,390	$ 94,194	$ 231,432	$ 205,264
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Earnings Attributable to Investments in KMP
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

General Partner Interest, Including
Minority Interest in the OLPs	$ 97,912	$ 82,243	$ 191,427	$ 160,412
Limited Partner Units (KMP)	9,228	8,803	18,827	18,312
Limited Partner i-units (KMR)	25,662	22,686	51,315	46,503
	132,802	113,732	261,569	225,227
Pre-tax Minority Interest in KMR[3]	(18,312)	(15,960)	(36,567)	(32,715)
Pre-tax KMI Earnings from Investments in KMP	$ 114,490	$ 97,772	$ 225,002	$ 192,512
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Additional Information
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Units and Shares in Millions)
Average KMP Units Owned by KMI	18.3	18.3	18.3	18.3
KMP Earnings per Unit	$ 0.51	$ 0.48	$ 1.03	$ 1.00
Average KMR Shares Owned by KMI	14.4	14.0	14.3	13.8
Average Total KMR Shares Outstanding	50.6	47.0	50.0	46.5

Volume Highlights
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Systems Throughput (Trillion Btus):
NGPL[4]	343.0	340.8	787.4	786.7
TransColorado	46.1	42.2	88.4	88.7
Retail[5]	6.2	5.9	24.6	23.3

Btus = British thermal units
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[1]	Operating income before corporate costs plus gains and losses on incidental sales of assets plus earnings from equity method investments.
[2]

Beginning with the third quarter of 2003, payments associated with our capital trust securities are included with interest expense. Prior to the third quarter of 2003, such payments are included as minority interest within the "Other" caption.

[3]

Minority interest, net of tax (as reported in the Consolidated Statements of Income), was $11,353 and $9,895 for the three months ended June 30, 2004 and 2003, respectively, and $22,671 and $20,283 for the six months ended June 30, 2004 and 2003, respectively.

[4]	Excludes transport for Kinder Morgan Texas and Kinder Morgan Tejas intrastate pipelines.
[5]	Excludes transport volumes of intrastate pipelines.

KINDER MORGAN, INC. AND SUBSIDIARIES
PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	June 30,	December 31,
	2004	2003
Assets:
Cash and Cash Equivalents	$ 7	$ 11
Other Current Assets	275	265
Investments	3,291	3,288
Property, Plant and Equipment, Net	6,086	6,084
Other Assets	326	389
Total Assets	$ 9,985	$ 10,037
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Liabilities and Stockholders' Equity:
Notes Payable and Current Maturities of Long-term Debt	$ 721	$ 133
Other Current Liabilities	305	344
Other Liabilities and Deferred Credits	2,675	2,675
Long-term Debt:
Outstanding Notes and Debentures	2,187	2,837
Deferrable Interest Debentures Issued to Subsidiary Trusts	284	284
Value of Interest Rate Swaps	31	88
	2,502	3,209
Minority Interests in Equity of Subsidiaries	1,040	1,010
Stockholders' Equity	2,742	2,666
Total Liabilities and Stockholders' Equity	$ 9,985	$ 10,037
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Total Debt [1]	$ 2,901	$ 2,959
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Total Capital [2]	$ 6,967	$ 6,919
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Ratio of Total Debt to Total Capital	41.6%	42.8%
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[1]	Notes payable and current maturities of long-term debt plus outstanding notes and debentures, less cash and cash equivalents.
[2]	Total debt plus deferrable interest debentures issued to subsidiary trusts plus minority interests in equity of subsidiaries plus stockholders' equity.

KINDER MORGAN, INC. AND SUBSIDIARIES
RECONCILIATION OF PRELIMINARY CASH FLOW (UNAUDITED)
(DOLLARS IN MILLIONS)

	Six Months Ended June 30,
	2004	2003
Simplified Calculation of Cash Flow Per Press Release
Income Before Income Taxes	$ 379.9	$ 335.9
Add: Depreciation and Amortization	59.2	58.7
Less: Sustaining Capital Expenditures	(33.6)	(32.7)
Less: Cash Paid for Income Taxes	(117.1)	(63.0)
Simplified Calculation of Cash Flow Per Press Release	$ 288.4	$ 298.9
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Reconciliation of Simplified Calculation to Preliminary Statement of Cash Flow
Simplified Calculation of Cash Flow Per Press Release	$ 288.4	$ 298.9
Add Back: Sustaining Capital Expenditures	33.6	32.7
Subtotal	322.0	331.6
Other Adjustments[1]	(76.0)	(34.7)
Net Cash Flows Provided by Continuing Operations	$ 246.0[2]	$ 296.9
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[1]

Adjustments for equity in earnings, distributions from equity investments, minority interests in income of consolidated subsidiaries, deferred purchased gas costs, net gain on sale of facilities, changes in gas in underground storage, changes in other working capital items, proceeds from termination of interest rate swap and other, net.

[2]	Preliminary estimate. Final statement of cash flows will be provided on Form 10-Q.